EXHIBIT 10.1

FIRST CITIZENS NATIONAL BANK
ANNUAL INCENTIVE PLAN

I.           Introduction and Objectives

The Annual Incentive Plan (“AIP” or the “Plan”) is designed to recognize and reward participants for their collective and individual contributions to the success of First Citizens National Bank (the “Bank”) and Citizens Financial Services, Inc. (the “Company”) collectively referred to herein as the “Employer”.  The Plan focuses on performance measures that are critical to the Bank’s growth and profitability.

The objectives of the AIP are to:

•	Reward results, not effort.

•	Align the Employer’s strategic plan, budget, and shareholder interests with participant performance.

•	Motivate and reward participants for achieving /exceeding performance goals.

•	Align incentive pay with performance.

•	Enable the Employer to attract and retain talent needed to drive the success of the Bank and the Company.

•	Encourage teamwork across the Bank and the Company.

II.           Performance Period/Plan Year

The performance period and the Plan operate on a calendar year basis (January 1st - December 31st).

III.           Incentive Award Opportunity

A.           The Company’s Compensation/Human Resource Committee (the “Committee”), in consultation with executive management, determines each participant’s Incentive Award Opportunity under the Plan.  Notwithstanding the foregoing, the Company’s named executive officers (as noted in the Company’s annual proxy statement) do not participate in the determination of their annual Incentive Award Opportunities.  As noted in Section III (B) of this Plan, Incentive Award Opportunities are shown as a percentage of “base salary” as such term is defined in Section II (C) of this Plan.  Actual awards vary based on Company, Bank, Departmental/Branch and individual performance (see Section IV – Performance Measures) and range from 0% of base salary (not achieving minimal performance) to 40% of base salary (achieving exceptional performance).

B.           The following table sets forth the Incentive Award Opportunities for the various positions at the Bank and the Company level. These incentive targets are reviewed annually by the Committee to ensure the awards remain competitive.  The Committee determines the competitiveness of the Incentive Award Opportunities based on industry standards.  As noted in Section III (A) above, Incentive Award Opportunities are illustrated as a percentage of a participant’s “base salary” (as defined in paragraph C below).

	Incentive Award Opportunities
Position	Minimum	Target	Maximum

CEO/President	0.0%	20.0%	40.0%
Executive Management:
Banking Services Division Mgr.	0.0%	15.0%	30.0%
Chief Operating Officer/ Chief Financial Officer	0.0%	15.0%	30.0%
Senior Management (as determined by the Committee)	0.0%	10.0%	20.0%
Regional Managers	0.0%	7.5%	15.0%
Business Development Officers	0.0%	7.5%	15.0%
Mid-level Management:
Corporate Managers	0.0%	5.0%	10.0%
Branch Managers	0.0%	5.0%	10.0%
Staff:
Corporate Staff	0.0%	4.0%	8.0%
Branch Staff	0.0%	4.0%	8.0%

C.    Exclusively for purposes of this Plan, "base salary" is defined as the compensation earned by a participant during the Plan Year for services rendered to the Employer, excluding the following itmes:
Profit sharing contributions
Other discretionary incentive compensation (such as leadership awards and service awards)
Cash payments received for waiving Employer-paid health insurance
Cell phone allowances
Fringe benefits

IV.           Performance Measures

There are three (3) categories in which performance is measured under the Plan: Company/Bank performance, Branch/ Departmental performance and Individual performance.  The Committee takes into consideration the budget, strategic plan and other relevant items when setting the specific performance measures set forth in Section IV (D) of this Plan.  The Committee will review each of the performance categories when determining an Incentive Award payout under this Plan.

A.           Corporate/Bank Performance Measures:   The Company/Bank goals focus on Return on Equity (ROE) Earnings Per Share (EPS) Growth, Efficiency Ratio and Bank and Regulatory Ratings (CAMEL rating and SOX compliance).  These goals are core measures of profitability and efficiency of Bank and Company resources.  The Committee generally analyzes these performance measures based on three-year averages.

B.           Branch/Department Performance Measures:   The Branch/Department goals vary, however they include, but are not limited to: deposit growth, asset quality and loan production.   Executive Management works with the Committee on an annual basis to determine the specific Branch and Department performance measures.

C.           Individual Performance Measures:   Ten percent (10%) of each participant’s Incentive Award Opportunity is based on his or her individual performance.  The Committee uses each participant’s annual employee performance rating to measure individual performance under the Plan.  As noted below, a “distinguished” performance rating will result in 100% credit for the Individual Performance component of a participant’s Incentive Award and a rating below “competent” will result in zero credit for the Individual Performance component of a participant’s Incentive Award.

Unacceptable                                                      0%
Need Improvement                                             0%
Competent                                                           80%
Commendable                                                      90%
Distinguished                                                      100%

D.    The following table sets forth the weighting of the Performance Measures for 2010.

Position	Company/Bank Measures	Department/ Branch Measures	Individual Measures

CEO/President	70%	20%	10%
Executive Management:
Banking Services Division Mgr.	60%	30%	10%
Chief Operating Officer/ Chief Financial Officer	60%	30%	10%
Senior Management (as determined by the Committee)	60%	30%	10%
Regional Managers	30%	60%	10%
Business Development Officers	30%	60%	10%
Mid-level Management:
Corporate Managers	40%	50%	10%
Branch Managers	30%	60%	10%
Staff:
Corporate Staff	40%	50%	10%
Branch Staff	30%	60%	10%

The specific performance measures and the weighting for each measure are reviewed annually by the Committee in order to reflect the Employer’s strategic priorities and financial objectives.  Notwithstanding the foregoing, the Committee may elect, in its sole discretion, to amend or modify these measures at any time (see Section VI (D) of this Plan).

V.           Determining Payouts and the Distribution of Incentive Awards

A.           Each participant is given a performance scorecard for the Plan Year.  The scorecard sets forth each participant’s Company/Bank performance goals, Branch or Departmental performance goals (as applicable) and the participant’s performance review rating for the applicable Plan year.  The Company/Bank performance goals and the Branch/Department performance goals are established prior to the commencement of the applicable Performance Period.  The Chief Executive Officer of the Company evaluates the achievement of the Bank/Company performance goals and reviews the results with the Committee.  The Chief Executive Officer uses the peer group set forth in Appendix A when evaluating the Employer’s achievement of certain Company/Bank performance measures.   Executive Management, in consultation with Senior Management, evaluates the achievement of the Department/Branch Performance goals and reviews the results with the Committee.  Upon review of the satisfaction of the performance measures, the Chief Financial Officer completes a scorecard for each of the Plan participants and provides the scorecard to the Committee for review.  The Committee, in its sole discretion, determines the payments made under this Plan in light of the results on the scorecards and the overall financial performance of the Bank and the Company.

Generally, Incentive Awards are distributed before the end of the first quarter following the applicable Plan Year.  Awards are calculated based on each participant’s  base salary (as defined in Section III (D) of this Plan) as of December 31st for the applicable Plan Year.  Incentive Awards are considered taxable income to participants in the year distributed and are subject to tax withholding for required income and other applicable taxes.

B.           Awards may be paid out in cash or Company common stock at the discretion of the Committee.    However, the Chief Executive Officer of the Company and the Bank and members of Executive and Senior Management as well as Regional Managers and Business Development Officers will receive their Incentive Award payouts (if any) as follows:

    *           First 5% of an Incentive Award is paid in cash
    *           Next 5% is paid in Company common stock and subject to a vesting schedule (“restricted stock”). The 2010 awards will vest over a three yea period.
    *           For Incentive Award payouts greater than 10%, any amount over 10% of base salary is paid 50% in cash and 50% in restricted stock.

All shares of Company common stock distributed from this Plan come from the Company’s restricted stock plan which was approved by Company shareholders.

VI           Terms and Conditions

A.           Eligibility

All employees, other than temporary employees, couriers, interns and those employees in the Investment and Trust Divisions compensated on a commission basis, are eligible to participate in the Plan.

B.           Effective Date

This Plan is effective as of January 1, 2010.

C.           Program Administration

The Program is authorized by the Committee and administered by Executive Management.

D.           Program Changes or Discontinuance

We have developed the Plan based on existing business, market and economic conditions; current services; and staff assignments.  If changes occur that affect these conditions, services, assignments, or forecasts, we may add to, amend, modify or discontinue any of the terms or conditions of the plan at any time.

The Committee may, in its sole discretion, waive, change or amend the Plan as it deems appropriate and at any time.

E.           Promotions and Transfers

If a participant changes his/her role or is promoted during the Plan year such that the incentive award opportunity changes, he/she will be eligible for the new position’s incentive award opportunity on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

F.           Termination of Employment

Unless otherwise noted in this Plan, a participant must be employed by the Bank or the Company on the date an Incentive Award is paid in order to be eligible to receive the award.  (See exceptions for death and retirement below.)

G.           Death, Retirement or a Change in Control

In the event of a participant’s death, the Employer will pay to the participant’s estate an Incentive Award earned for the Plan Year in which the participant dies.  Said award will be determined based on the participant’s base salary as of his or her date of death.  In addition, if a participant dies prior to the distribution of an Incentive Award from a prior Plan Year, the participant’s estate will receive the award that the participant would have received had the participant been employed as of the date of distribution of the Incentive Award payout.

If a participant retires upon the attainment of Normal Retirement Age or Early Retirement Age (as defined in the Bank’s tax-qualified retirement plan), the participant will receive an Incentive Award earned for the Plan Year in which he or she retires.  In addition, if the participant retires prior to  the distribution of an Incentive Award from a prior Plan Year, the participant will receive the award that the participant would have received had the participant been employed as of the date of distribution of the Incentive Award payout.

In the event of a Change in Control (as defined herein), participants will receive a pro-rated payout based on the period of active employment with the Employer.  For purposes of this Plan, the term “Change in Control” shall mean:  a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A and any successor rule or regulation promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) if Company or Bank were subject to the Exchange Act reporting requirements; provided that, without limiting the foregoing, such a Change in Control shall be deemed to have occurred if the Board of Directors certifies that one of the following has occurred: (a)any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or  Bank or any “person” who on the date hereof is a director or officer of the Company or Bank is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or Bank representing fifty percent (50%) or more of the combined voting power of the Company’s or Bank’s then outstanding securities, or (b) a merger, consolidation or business combination with the Company and/or Bank occurs. Notwithstanding any other provision in this Plan, in the event a participant is determined to be a key employee as that term is defined by Section 409A of the Internal Revenue Code no payment shall be made until one day following six months from the date of separation from service as that term is defined by Section 409A of the Internal Revenue Code.

See Section V for a discussion on the timing of distributions in the event death or retirement.  In the event of a Change in Control, Incentive Awards will be distributed within ten (10) business days of the date of the Change in Control.

VII.           Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Employer’s interpretation expressed by Executive Management and/or Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by the Plan to which the participant would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity injurious to the Bank or the Company, will upon termination of service forfeit any incentive award earned during the award period in which the termination occurred.

VIII.           Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of the Bank or the Company, nor will the Plan interfere with the right of the Bank or the Company to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and the Bank and the Company is one of at-will employment.  The Plan does not alter the relationship.

This Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This Plan was approved by the Boards of Directors of the Bank and the Company on September 21, 2010 and became effective on January 1, 2010.

APPENDIX A
				Total
			Year	Assets
Bank	Location	State	End	2009

1st Summit Bank	Johnstown	PA	31-Dec	629,015
ACNB Corporation	Gettysburg	PA	31-Dec	961,904
Ameriserv Financial Bank	Johnstown	PA	31-Dec	934,779
Chemung Financial Corporation	Elmira	NY	31-Dec	975,919
Citizens & Northern Corporation	Wellsboro	PA	31-Dec	1,321,795
CNB Financial Corporation	Clearfield	PA	31-Dec	1,161,591
Comm Bancorp, Inc.	Clarks Summit	PA	31-Dec	656,773
Dimeco	Honesdale	Pa	31-Dec	530,657
Elmira Savings Bank, FSB	Elmira	NY	31-Dec	498,963
Ephrata National Bank	Ephrata	PA	31-Dec	746,900
First Columbia Bank & Trust Company	Bloomsburg	PA	31-Dec	603,748
First Keystone Corporation	Berwick	PA	31-Dec	758,330
First National Bank of Palmerton	Palmerton	PA	31-Dec	639,876
First National Community Bancorp, Inc.	Dunmore	PA	31-Dec	1,395,411
Franklin Financial Services Corporation	Chambersburg	PA	31-Dec	979,373
Mid Penn Bank	Millersburg	PA	31-Dec	620,176
Orrstown Financial Services, Inc.	Shippensburg	PA	31-Dec	1,196,432
Penns Woods Bancorp, Inc.	Williamsport	PA	31-Dec	676,204
Penseco Financial Services Corporation	Scranton	PA	31-Dec	883,327
Peoples Financial Services Corp.	Hallstead	PA	31-Dec	516,483
QNB Corp.	Quakertown	PA	31-Dec	762,426
TF Financial Corporation	Newtown	PA	31-Dec	713,721
VIST Financial Corp (being restated)	Wyomissing	PA	31-Dec	1,224,864

Citizens Financial Services, Inc.	Mansfield	PA	12/31/2009	729,477